Exhibit 4.16

Supplemental Agreement to Equity Transfer Agreement

Party A: Charm Faith Limited, with a registered office at P.O. Box957, offshore incorporations Centre Road Town, Tortola, BVI, Mr. Defu Dong, whose nationality is China, as the Legal Representative and Chairman,

Party B: China Energy Engineering Group Co., Ltd, with a registered office at Room 213, Building 4, No. 930 Quyang Road, Hongkou District, Shanghai; Mr. Liu Bin as the Legal Representative and Chairman.

Transferee (Party C): Profit Mirror Holdings Limited

Party D: Techfaith Intelligent Handset Technology (HK) Limited

Techfaith Wireless Communication Technology (Hangzhou) Limited (hereinafter as “Techfaith Hangzhou”) is a wholly owned foreign enterprise invested and incorporated by Party A. Party A, Party B, Party C and Party D entered into the Equity Transfer Agreement No.: 20160921(the “Agreement”) on September 21, 2016, and the four Parties hereby further agree, as a supplementary to the Agreement, as follows:

1. Party A undertakes that, within one month upon receipt of the equivalent USD (the exchange rate shall be calculated per the selling rate of US cash of Bank of China on the payment date) of RMB 50 million paid by Party C, Party A should complete all procedures relating to the transfer of 100% equity of Charm Faith Limited by its shareholder, Techfaith Wireless Technology Group Limited, to Party C. The collecting beneficiary of this payment as designated by Party A shall be Party D whose account information is as follows:

Bank Name: The Hong Kong and Shanghai Banking Corporation Ltd.

Bank Address: HSBC Main Building, 1 Queen’s Road Central, Hong Kong

Swift Code: HSBCHKHHHKH

A/C No. (USD):808-052112-838

Company Name: Techfaith Intelligent Handset Technology (HK) Limited

Party B undertakes that after completion of the equity transfer procedures by Party A, (1) Party B shall pay the second installment of equity transfer price, RMB 50 million to Party A within 14 working days; (2) Party B shall pay the third installment of equity transfer price, RMB 90 million to the loan account designed by Techfaith Hangzhou within 2 months as of the completion of equity change procedure and the consensus reached by both Parties on financial verification procedure;

(3) Party B shall pay the fourth installment of equity transfer price, RMB 40 million to Party A upon the passing of completion acceptance of all projects of Techfaith Hangzhou and the successful obtaining of relevant property certificates. (4) Where Techfaith Hangzhou has not incurred any liabilities or other disputes caused by the pre-transfer acts of Party B, Party B shall pay the fifth installment of equity transfer price, RMB 30 million to Party A after half a year as of the successful obtaining of relevant property certificates as stated in Clause 3.3 of the Agreement.

2. Before the transfer of the said equity of Charm Faith to Party C, the equivalent USD of RMB 50 million paid by Party C shall be treated as a loan from Party C to Party A. The said equity transfer shall be completed as scheduled and then such amount shall be converted into the equity transfer price paid by Party C for Techfaith Hangzhou

3. Where Party A fails to change its shareholder into Party C within the said time limit for whatever reason, Party C shall have the right to require Party A to refund the equity transfer price for acquiring Techfaith Hangzhou paid by Party C. If Party A fails to timely return the same, Party C has the right to require Party A to assume liquidated damages for delayed payment at 20% of the paid amount.

4. Party A agrees that all taxes and expenses arising from the payment by Party C shall be assumed by Party A. The risks of untimely payment or failure of payment due to reasons other than Party B such as the approval or technique of the paying or collecting banks or the authorities in the paying or collecting places shall be borne by Party A.

5. Party B will assume no default liability for any delayed payment or failure of payment non-attributable to it. Where Party A fails to collect payment due to the non-approval by the banks or relevant governmental authorities, etc., Party A shall cooperate with Party C in refunding the paid payment in the same way it is paid. Before refunding the paid payment, Party A shall not require Party B or Party C to make another payment or continue paying the remaining equity transfer price.

6. This Supplementary Agreement shall be made in quadruplicate with each Party holding one copy. This Supplementary Agreement shall be an integral part of the Agreement signed by the four Parties and has the same legal effect therewith. Except for the terms and content expressly amended herein, the remaining part of the original agreement shall continue in full force and effect.

Party A: Charm Faith Limited

For and on behalf of CHARM FAITH LIMITED

/s/ Deyou Dong

Party B: China Energy Engineering Group Co., Ltd

Seal by China Energy Engineering Group Co., Ltd

Party C: Profit Mirror Holdings Limited

For and on behalf of PROFIT MIRROR HOLDINGS LIMITED

/s/ Chen

Party D: Techfaith Intelligent Handset Technology (HK) Limited

For and on behalf of TECHFAITH INTELLIGENT HANDSET TECHNOLOGY (HK) LIMITED

/s/ Deyou Dong